May 12, 20065

Sun Life Insurance and Annuity Company of New York

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481

Re: Post-Effective Amendment 43 to the Registration Statement of Sun Life (N.Y.) Variable Account D on Form N-6, File 333-105437

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced post-effective amendment to the registration statement (the "Registration Statement") of Sun Life (N.Y.) Variable Account D (the "Variable Account"), a separate account of Sun Life Insurance and Annuity Company of New York (the "Company"), with respect to the proposed sale of an indefinite amount of flexible premium combination fixed and variable life insurance policies (the "Policies") described in the prospectus (the "Prospectus") contained in the Registration Statement.

I have examined all such corporate records of the Company and such other documents and laws as I consider necessary as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. The Company is a corporation in good standing duly organized and validly existing under the laws of the State of New York.

2. The Variable Account has been duly established by the Company under the laws of the State of New York.

3. Assets allocated to the Variable Account will be owned by the Company, and the Policies provide that the portion of assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4. When issued and sold as described in the Prospectus, the Policies will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Sandra DaDaltEdward M. Shea

Sandra DaDalt, Esq.

Assistant Vice President and Senior Counsel

Edward M. Shea, Esq.

Assistant Vice President and Senior Counsel